News Release



Contact: Zvi Eiref
                  Chief Financial Officer
                  609/279-7666


                  CHURCH & DWIGHT REPORTS THIRD QUARTER RESULTS
--------------------------------------------------------------------------------


PRINCETON, NJ, NOVEMBER 3, 2003 - Church & Dwight Co., Inc. (NYSE:CHD) today reported third quarter net income of $19.5 million or $0.46 per diluted share, a $0.04 per share or 10% increase over the $17.6 million or $0.42 per diluted share for the same period last year.

"We are pleased with our third quarter earnings, as well as with several other positive developments, including expanded distribution for several product lines, acquisition of Unilever's oral care business in the United States and Canada, and the strengthening of the Company's capital structure," said Chairman and Chief Executive Officer of Church & Dwight Robert A. Davies, III. "We expect to increase fourth quarter spending on marketing and R&D, in advance of planned new product introductions next year. For the full year, we remain comfortable with our previously announced earnings objective of around $1.85 per diluted share, even after an anticipated loss of $0.05 to $0.07 per diluted share due to non-cash accounting charges for the recently acquired oral care business. Excluding this last item, our objective would be at least $1.90 per diluted share for the full year 2003."

Church & Dwight third quarter sales of $265.6 million were $1.8 million or 0.7% above last year. This year's sales included a $0.7 million reversal of prior year promotion reserves due to a change in estimate; last year's sales included a similar change in estimate of $2.5 million. At the brand level, significantly higher sales of liquid laundry detergent were partially offset by lower powder laundry detergent sales. Deodorizer sales benefited from recent cat litter and carpet deodorizer product introductions; however, cleaner sales were affected by the Company's decision to recall, for safety reasons, a single item from the Sno Bol(R) toilet bowl cleaner line. Toothpaste and antiperspirant sales were lower due to a combination of competitive activity and lower promotional spending than last year. International and specialty products sales were moderately higher than last year.

During the quarter, the Company strengthened the presence of its Arm & Hammer(R) and Xtra(R) laundry detergent product lines in the mass channel. In addition, the Company expanded distribution of two products introduced earlier in the year, Brillo(R) Scrub'n'Toss(TM) disposable cleaning pads and Arm & Hammer Liquid Fabric Softener. Early in the quarter, the Company also launched a major new variant of its cat litter line, Arm & Hammer Easy Flush(TM) Clumping Cat Litter.


                                    - more -


Third quarter gross margin of 30.3% was 0.5% below the same period last year. Excluding the promotion reserve adjustments referred to earlier, gross margin was flat, with a slightly higher margin on consumer products offset by a substantially lower margin on specialty products. The lower specialty products margin was largely due to a sharp increase in the cost of a palm oil derivative, which is a key ingredient in the animal nutrition business. The higher consumer products margin was due to improved manufacturing and purchasing efficiencies, which were large enough to absorb significant start-up and introductory promotion costs associated with the new product introductions, as well as the cost of the product recall referred to earlier, and costs related to a 10% reduction in inventory levels during the quarter.

The third quarter $2.1 million reduction in Other Expense was due to a significant reduction in debt and lower interest rates, as well a $1.3 million foreign exchange loss in the same period last year.

Nine months net income was $65.1 million or $1.55 per diluted share, which is $0.32 per share or 26% above last year's $51.2 million or $1.23 per share. This year's first half results included a net $0.07 per share contribution by the Company's affiliate, Armkel LLC, primarily resulting from the settlement of litigation, as well as a $0.06 per share gain from the reversal of prior year tax reserves. Last year's first half results included a net $0.01 per share acquisition-related charge. Excluding these special items in both years, net income would have increased by $0.18 per share or 15% to $1.42 per share from $1.24 per share last year.

Nine months net sales of $770.1 million were $8.9 million or 1.1% below last year's $779.1 million. This reduction reflects the change in promotion reserve estimates mentioned above, which amounted to $1.1 million this year and $5.3 million last year for the nine-month period, as well as the discontinuance during the first half of 2002 of certain cleaning and pet care products previously acquired from USA Detergents and Carter-Wallace, respectively.

As previously announced, in early August, the Company strengthened its financial position by issuing $100 million in 5 1/4% unsecured convertible senior debentures and used the proceeds to pay down existing debt. At quarter-end, the Company had total outstanding debt of $318.7 million, and cash of $76.7 million, for a net debt position of $242.0 million, a reduction of $82.6 million from the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA), a measure widely used by investors, are estimated at $107 million for the nine months, based on the definition in the Company's loan agreement, as shown on an attached exhibit. Net Cash Provided by Operating Activities, the most directly comparable GAAP financial measure, was $79.7 million for the period.

Mr. Davies added, "Cash flow remains strong. In the two years since the acquisition of the Carter-Wallace consumer products business in September 2001, Church & Dwight has reduced its net debt position by almost $140 million, and Armkel has reduced its net debt position by $60 million after spending more than $60 million on integration and other acquisition-related costs."

                                    - more -

ARMKEL, LLC

Armkel, a 50/50 joint venture between Church & Dwight and the private equity group, Kelso & Company, reported net income of $9.0 million compared to $9.3 million in the same period last year.

Third quarter sales of $103.4 million were $2.4 million or 2.4% above last year's $101.0 million as reported, and 1.8% below last year after excluding foreign exchange translation gains. Domestic sales of $50.7 million were 8.5% below last year. As previously reported, sales of Nair(R) depilatories were severely affected by the cool and wet summer weather, which reduced the total market size, as well as by increased competition. Sales of First Response(R) pregnancy kits were also affected by competitive activity; and sales of Trojan(R) condoms, while robust at the retail level, were slightly lower at the wholesale level due to the timing of promotion activity. International sales of $52.7 million were 15.6% ahead of last year as reported, and 6.4% higher excluding foreign exchange translation gains. This increase reflects strong sales of oral and skin care products in Europe, and condoms in Canada and Mexico.

Nine months net income of $46.7 million compares to last year's $25.2 million. This year's first half results included a gain from the settlement of litigation. Excluding this and other special items, as shown on the attached exhibit, net income would have increased $3.4 million or 10.8% to $34.9 million from $31.5 million last year.

Nine months sales of $316.5 million were $23.7 million or 8.1% higher than last year's $292.8 million as reported, and 3.4% higher adjusted for foreign exchange translation gains. Domestic sales of $160.3 million were 1.2% below last year. International sales of $156.2 million were 19.7% higher as reported, and 9.3% higher adjusted for foreign exchange translation gains.

Armkel had total outstanding debt of $386.9 million, and cash of $52.4 million, for a net debt position of $334.5 million at quarter-end, a reduction of $63.0 million from the same period last year. During this 12-month period, the Company paid over $15 million in severance, integration and other acquisition-related costs, and sold its Italian subsidiary for approximately $22.6 million. Armkel's EBITDA, as defined in its loan agreement and excluding the settlement proceeds described earlier, is estimated at approximately $75.3 million for the nine-month period, as shown on the attached exhibit. Net Cash Provided by Operating Activities was $35.5 million for the period.


ACQUISITION OF UNILEVER ORAL CARE BUSINESS

As previously reported, the Company completed its acquisition of Unilever's oral care business in the United States and Canada on October 20, 2003. The purchase price was approximately $104 million in cash, plus additional performance-based payments of between $5 million and $12 million payable over the next eight years. The acquisition was funded by refinancing an existing medium-term borrowing facility managed by JPMorgan, and adding $100 million to the amount available under such facility.


                                    - more -

The purchase includes the Mentadent(R) brand of toothpaste and toothbrushes, Pepsodent(R) and Aim(R) toothpaste, and exclusive licensing rights to Close-Up(R) toothpaste. Nine months sales for these brands are estimated at approximately $90 million. While the business has been in decline for several years, the Company believes that the brand equities remain strong, and that the business can be revitalized over a period of time through additional focus, new product development and marketing support.

While it is difficult to predict, the Company currently expects the acquired business to report a fourth quarter loss equivalent to approximately $0.05 to $0.07 per share due to non-cash accounting charges related to the valuation of opening inventories and the accelerated write-down of deferred financing costs incurred on a previous financing transaction. While it is also difficult to predict the earnings effect in 2004 due to manufacturing transition and other considerations, the Company believes that the acquisition will become accretive some time during the next 12 months.

Mr. Davies concluded, "The acquisition doubles the size of our oral care business, and strengthens our position with both consumers and the trade, in the same way as the 2001 acquisitions of USA Detergents and the consumer business of Carter-Wallace strengthened our position in the detergents and antiperspirants businesses, respectively.

The expected earnings accretion also makes us more confident in our ability to meet our previously announced objective of achieving 12.5%-15% average annual earnings per share growth for the three year period 2003-2005."

As previously reported, at its October 22 Board Meeting, the Board declared a regular quarterly dividend of $0.08 per share. The dividend is payable December 1, 2003 to stockholders of record at the close of business on November 7, 2003. This is the Company's 411th regular quarterly dividend.

Church & Dwight will host a conference call to discuss third quarter 2003 earnings results with the investment community on November 3 at 10:00 a.m.
(EST). To participate, dial in at 800-901-5241. A replay will be available two hours after the call at 888-286-8010, access code 69293334, as well as on the company's website. Also, you can participate via webcast by visiting the Investor Relations section of the company's website at www.churchdwight.com.


Church & Dwight Co., Inc. is the manufacturer of household, personal care and specialty products, sold under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to anticipated earnings per share and annual earnings per share growth, prospects for revitalization of the oral care business acquired from Unilever and anticipated financial performance of such oral care business, and increased spending in marketing and R&D. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, the Company's ability to realize efficiencies from the integration of the oral care business acquired from Unilever with the Company's existing oral care business, and the Company's determination and ability to exercise its option to acquire the remaining 50% interest in Armkel. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the acquisition or divestiture of assets.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult the Company's disclosures, in its filings with the U.S. Securities and Exchange Commission, particularly those contained in Risk Factors in Item 1 of Part 1 of the Company's Annual Report on Form 10K for the year ended December 31, 2002. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
                                      # # #

                            CHURCH & DWIGHT CO., INC.
                             Product Line Net Sales
                    3rd Quarter and Nine Months 2003 vs. 2002

(Dollars in Millions)                         Three Months Ended                     Nine Months Ended
                                              ------------------                     -----------------
                                     Sept. 26, 2003     Sept. 27, 2002     Sept. 26, 2003      Sept. 27, 2002
                                     --------------     --------------     --------------      --------------

Deodorizers and Cleaners             $  61.3            $  62.7            $175.7              $188.7

Laundry                              $ 105.6             $101.1            $304.4              $299.1

Personal Care                        $  41.7            $  46.1            $125.2              $130.9

International                        $   9.8            $   7.7            $ 26.9             $  23.7
                                     -------            -------            -------             -------

Total Consumer Products              $218.4             $217.6             $632.2              $642.4

Specialty Products                   $ 47.2            $  46.2             $137.9              $136.7
                                     -------            -------            ------              ------

Total Net Sales                      $265.6             $263.8             $770.1              $779.1
                                     ======             ======             ======              ======

                       Reconciliation of Net Cash Provided
                       By Operating Activities to EBITDA:
                       -----------------------------------

                                                          Nine Months Ended
                                                            Sept. 26, 2003
                                                    --------------------------------
                                                    ------------------ -------------
(Dollars in Millions)                               CHD                Armkel
                                                    ---                ------

Net Cash Provided by Operating Activities           $   79.7           $   35.5

Interest Expense                                    $   14.7           $   25.9
Current Income Tax Provision                        $   20.0           $    7.2
Proceeds from Affiliates                            $    3.6           $      -
Increase (Decrease) in Working Capital              $   (6.4)          $   20.2
Interest Income                                     $   (0.9)          $   (0.8)
Litigation Settlement                               $      -           $  (12.7)
Other                                               $   (3.7)          $     -
                                                    ----------         ---------
EBITDA                                              $   107.0          $   75.3
                                                    ==========         =========


                                   ARMKEL LLC
                            Net Income Reconciliation
                            -------------------------

(Dollars in Millions)
                                                       Nine Months Ended
                                                       -----------------
                                          Sept. 26, 2003          Sept. 27, 2002
                                          --------------          --------------
Net Income as Reported                    $  46.7                 $  25.2

Litigation Settlement                     $ (12.7)                      -
Write-down of Asset Held for Sale         $    3.1                      -
Gain on sale of Italian Subsidiary        $  (1.9)                      -
Italian Subsidiary Net Income             $  (0.3)                $  (1.8)
Inventory Step-up Charge                        -                 $   8.1
                                          ---------               --------
Adjusted Net Income                       $  34.9                 $  31.5
                                          =========               ========

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

                                                                  Three Months Ended        Nine Months Ended
---------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                        Sept. 26, 2003    Sept. 27, 2002     Sept. 26, 2003   Sept. 27, 2002
------------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                          $265,566          $263,786           $770,127         $779,051
Cost of sales                                                       185,024           182,586            536,178          548,663
------------------------------------------------------------------------------------------------------------------------------------
Gross profit                                                         80,542            81,200            233,949          230,388
Marketing expenses                                                   22,905            22,752             66,136           61,737
Selling, general and administrative expenses                         28,763            30,299             85,109           88,982
------------------------------------------------------------------------------------------------------------------------------------
Income from Operations                                               28,874            28,149             82,704           79,669
Equity in earnings of affiliates                                      5,164             5,453             25,844           17,734
Other income (expense), net                                          (4,648)           (6,762)           (13,272)         (19,029)
------------------------------------------------------------------------------------------------------------------------------------

Income before minority interest and taxes                            29,390            26,840             95,276           78,374
Income taxes                                                          9,861             9,265             30,160           27,095
Minority Interest                                                         7                --                 22              129
------------------------------------------------------------------------------------------------------------------------------------

Net Income                                                          $19,522           $17,575            $65,094          $51,150
------------------------------------------------------------------------------------------------------------------------------------
Net Income per share - Basic                                          $0.48             $0.44              $1.62           $1.29
Net Income per share - Diluted                                        $0.46             $0.42              $1.55           $1.23
------------------------------------------------------------------------------------------------------------------------------------

Dividend per share                                                    $0.08            $0.075              $0.23           $0.225
Weighted average shares outstanding - Basic                          40,318            39,794             40,132           39,548
Weighted average shares outstanding - Diluted                        42,248            41,875             42,058           41,749
------------------------------------------------------------------------------------------------------------------------------------



CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)                                                                 Sept. 26, 2003           Sept. 27, 2002
---------------------------------------------------------------------------------------------------------------------------------
Assets
---------------------------------------------------------------------------------------------------------------------------------
Current Assets
Cash, equivalents and securities                                                              $76,696                 $76,148
Accounts receivable                                                                           101,582                 102,600
Inventories                                                                                    78,411                  89,133
Other current assets                                                                           23,485                  32,562

---------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                          280,174                 300,443
---------------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment (Net)                                                           247,325                 240,975
Equity Investment in Affiliates                                                               150,888                 129,408
Intangibles and other assets                                                                  337,981                 315,382
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                               $1,016,368                $986,208
---------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
---------------------------------------------------------------------------------------------------------------------------------
Short-Term Debt                                                                               $64,118                  $20,772
Other Current Liabilities                                                                     173,261                  164,863
---------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                     237,379                 185,635
---------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                                                254,574                 379,969
Other Long-Term Liabilities                                                                   108,440                  87,940
Stockholders' Equity                                                                          415,975                 332,664
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                 $1,016,368                $986,208
---------------------------------------------------------------------------------------------------------------------------------